                                                                            EXHIBIT 2.1

FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT, dated January 29, 2007 between Clark Wamberg, LLC, a Delaware limited liability company (“Purchaser”), and Clark, Inc., a Delaware corporation and its wholly-owned subsidiary, Clark Consulting, Inc. a Delaware corporation (collectively, “Seller”) and Tom Wamberg (“Wamberg”), as joint obligors.

RECITALS

1.  The parties have executed that certain Asset Purchase Agreement (the “Agreement”), dated November 1, 2006, regarding the purchase of the assets of the Other Business Segments.

2.  Capitalized terms used in this Amendment, but not defined, shall have the meanings given them in the Asset Purchase Agreement.

AGREEMENT

IN CONSIDERATION for the mutual promises in this Amendment, the sufficiency of which are acknowledged, the parties agree as follows:

1.  The Asset Purchase Agreement shall be amended as follows:

a.  In Section 1.15, the “Other Business Segments” shall also include the minority interest in Valmark and the reinsurance business.

b. In Section 3.1(a), “Thirty-Five Million Three Hundred Eighty-Five Thousand One Hundred Fifty-Four and no/100 Dollars ($35,385,154.00)” shall be replaced with “Forty-Six Million Five Hundred Thousand and no/100 Dollars ($46,500,000.00)”.

c. In Section 2.3, there shall be added a Section 2.3(i) as follows: “liabilities under the paid time off accrual for Assumed Employees; provided, however, that a corresponding amount of cash is left in the business.”

d. In Schedule 8.10(a) (Assumed Employees), Thomas Pyra and Jeffrey Lemajeur shall be deleted.

2.  Except as amended by this Amendment, the Asset Purchase Agreement, and any document executed in connection with the Asset Purchase Agreement, remains in full force and effect. The Purchaser shall be deemed to remake the representations and warranties regarding the Purchaser as of the date of this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date written above.

Clark, Inc.

By: /s/ Randolph A. Pohlman

Its: Chairman of the Special Committee

Clark Consulting, Inc.

By: /s/ Randolph A. Pohlman

Its: Chairman of the Special Committee

Clark Wamberg, LLC

By: /s/ Tom Wamberg

Its:

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby join and agree to the foregoing First Amendment in all respects as a joint and several obligor with Clark Wamberg, LLC, and I agree to provide all funds required to consummate the transactions contemplated hereby, if necessary, without bank financing or equity contributions to Clark Wamberg, LLC by others.

W. T. Wamberg

/s/ W. T. Wamberg